Exhibit 10.18

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into on August 13, 2008 by and between Sahara Media, Inc., a Delaware corporation (the “Company”), 75 Franklin Street, 2nd Floor, New York, NY 10013 (Fax No. 212-226-7451) and Aurelian Investments, LLC, a Delaware limited liability company (“Consultant”), 146 West 57th Street, 50th Floor, New York, New York 10019 (Fax No.646-224-8086).

WITNESSETH

WHEREAS, The Company has determined that it is desirable to retain the Consultant under a consulting agreement;

WHEREAS, Consultant desires to provide consulting services to the Company as an independent contractor in accordance with the terms and conditions of this Agreement;

NOW THEREFORE, with reference to the foregoing facts, the Company and Consultant agree as follows:

1.             Engagement of Consultant.  The Company hereby engages Consultant and Consultant hereby agrees to render independent advisory and consulting services for the Company to the best of its ability, upon the terms and conditions hereinafter set forth.  Such consulting services shall include, but not be limited to, consulting advice and performance of services as outlined in Section 2 below.

2.            Services.  During the term of Consultant’s engagement, Consultant shall perform (by providing to the Company the services of  Maxim Serezhin and Andrey Zouev), those  services  related to the Company’s business  as may be reasonably requested by the Company, including but not limited to the Consultant’s providing advice, with respect to the Company’s business operations and developing excel spreadsheets depicting financial, revenue and competitive pricing models in addition to market analysis on potential strategic opportunities (collectively, the “Services” or “Work Product”).  All Work Product will be provided directly to the Chief Executive Officer of the Company or his designeee and all Work Product will remain the property of the Company.  The Services to be rendered by the Consultant to the Company shall under no circumstances include, directly or indirectly, the following:  (i) any activities which could be deemed by the Securities and Exchange Commission to constitute investment banking or any other activities required by the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934; (ii) any activities which could be deemed to be in connection with the offer or sale of securities in a capital-raising transaction; or (iii) any market making or promotional activities regarding or involving the Company’s common stock.

3.             Compensation

3.1 In consideration of the Services to be rendered by Consultant, and the performance by Consultant of its obligations under this Agreement, within the earlier of (a) seven days of the consummation of a transaction pursuant to which the shareholders of the Company exchange all of their issued and outstanding shares of common sock of the Company for shares in a corporation (“Pubco”)  whose common stock is included for quotation on the Over-the-Counter Bulletin Board (the “Reorganization”), or (b) February 11, 2009, the Consultant shall be issued a a total of 200,000 share of the Common Stock of Pubco (or, if the Reorganization has not been consummated as of the date of the issuance of such shares, the Company), of which 50,000 shares shall be issued within the earlier of (a) seven days of the consummations of the Reorganization and (b) February 11, 2009 (the “First Stock Issuance Date”) and thereafter the balance shall be issued as follows:

(i) 50,000 shares of the restricted Common Stock of Pubco (or, if the Reorganization has not been consummated, the Company) shall be issued to the Consultant six months after the First Stock Issuance Date (the “Second Stock Issuance Date”);

(ii) 50,000 shares of the Common Stock of Pubco (or, if the Reorganization has not been consummated, the Company) shall be issued to Consultant six months after the Second Issuance Date (the “Third Stock Issuance Date”);

(iii) 50,000 shares of the Common Stock of Pubco (or, if the Reorganization has not been consummated, the Company) shall be issued to Consultant six months after the  Third Stock Issuance Date.

3.2  In addition to the consideration to be paid to the Consultant pursuant to Section 3.1, the Consultant shall be issued options (in a form acceptable to the Company) to purchase an aggregate of 200,000 shares of the common stock of Pubco (or, if the Reorganization has not been consummated as of the date of the issuance of such options, the Company) at $1.50 per share (subject to adjustment as provided on the option), as follows:

(i)
An Option to purchase 50,000 shares of the restricted common stock of Pubco (or, if the Reorganization has not been consummated, the Company) shall be issued to the Consultant at the earlier of (a) six months after the consummation of the Reorganization, or (b) August 11, 2009 (the “First Option Issuance Date”), unless this Agreement is terminated prior to the First Option Issuance Date in which case such Option shall not be granted;

(ii)
An Option to purchase 50,000 shares of the restricted common stock of Pubco (or, if the Reorganization has not been consummated, the Company) shall be issued to the Consultant six months after the First Option Issuance Date (the “Second Option Issuance Date”), unless this Agreement is terminated prior to the Second Option Issuance Date in which case such Option shall not be granted;

(iii)
An Option to purchase 50,000 shares of the restricted common stock of Pubco (or, if the Reorganization has not been consummated, the Company) shall be issued to the Consultant six months after the Second Option Issuance Date (the “Third Option Issuance Date”); unless this Agreement is terminated prior to the Third Option Issuance Date in which case such Option shall not be granted;

(iv)
An Option to purchase 50,000 shares of the restricted common stock of Pubco (or, if the Reorganization has not been consummated, the Company) shall be issued to the Consultant six months after the Third Option Issuance Date (the “Fourth Option Issuance Date”); unless this Agreement is terminated prior to the Fourth Option Issuance Date in which case such Option shall not be granted.

3.3  The Company agrees to reimburse Consultant on a pre-approved basis for all of Consultant’s reasonable out-of-pocket fees, expenses and costs (over $250.00) incurred in connection with the performance of Consultant’s services under this Agreement, provided the Consultant presents the Company with appropriate receipts for such expenses. Notwithstanding anything to the contrary herein, the Consultant hereby agrees that the Consultant will use his own materials, including laptop, cell phone, car and blackberry in order to provide the Services and will not be reimbursed for the use of these materials.

4.             Term.  The engagement of Consultant shall commence on August 11, 2008 and shall continue until the earliest to occur of the following (the “Consulting Period”):

4.1 The earlier of eighteen month from the date of the consummation of the Reorganization or August 11, 2011.

4.2 Upon death or disability of Maxim Serezhin or Andrey Zouev;

4.3 By the Company “with cause,” effective upon delivery of written notice to Consultant given at any time (without any necessity for prior notice) if any one or more of the following shall occur:

4.3.1 a  breach of this Agreement by Consultant, which breach has not been cured within 5 days after a written demand for such performance is delivered to Consultant by the Company that reasonably identifies the manner in which the Company believes that Consultant has breached this Agreement;

4.3.2 any act or event which inhibits Consultant from fully performing his responsibilities to the Company in good faith;

4.3.3 a felony conviction of Maxim Serezhin or Andrey Zouev;

4.3.4 breach of the confidentiality obligations of Consultant, Maxim Serezhin and/or Andrey Zouev under this Agreement; or if

4.3.5 Consultant, Maxim Serezhin, and/or Andrey Zouev commit any act of material dishonesty, carelessness or misconduct.

4.4 Upon notice from the Company to Consultant other than pursuant to Section 4.2 or 4.3.

If this Agreement is terminated prior to the end of the Consulting Period, the Company shall pay to Consultant all fees earned and all reasonable expenses incurred (provided such expenses were pre-approved as provided by this Agreement) as of the time of such termination.

5.             Representations and Warranties of Consultant.

5.1 Consultant is under no contractual restriction or other restrictions or obligations that are inconsistent with this Agreement, the performance of its duties and the covenants hereunder.

5.2 Consultant has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial condition and results of operations of the Company.

5.3 Consultant acknowledges that the acquisition of the securities to be issued pursuant to this Agreement (the “Securities”) involves a high degree of risk including, but not limited to, the following: (a) the Company remains a development stage business with a limited operating history; (b) an investment in the Securities and Pubco is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in Pubco and the Securities; (c) the Consultant may not be able to liquidate the Securities; (d) transferability of the Securities is extremely limited; and (e) the Company and Pubco may issue additional securities in the future which have rights and preferences that are senior to those of the Securities.

5.4 Consultant represents that the Securities that the Consultant will acquire pursuant to this Agreement will be acquired for investment, and not with a view to the resale or distribution of any part thereof, and that the Consultant has no present intention of selling, granting any participation in, or otherwise distributing the same. Consultant further represents that the Consultant does not presently have any contract, undertaking, agreement or arrangement with any person to sell or transfer to such person or to any third person, with respect to any of the Securities.

5.5 Consultant acknowledges that the Common Stock and Option  being issued pursuant to this Agreement and the shares of common stock issuable upon exercise of the Option have not been, and will not when issued be, registered under the Securities Act of 1933, as amended (the “Securities Act”).  The Consultant acknowledges that the Securities will be when issued “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Consultant must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available.  The Consultant acknowledges that the Company (and Pubco) has no obligation to register or qualify the Securities for resale.  The Consultant further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Pubco which are outside of the Company’s control, and which the Company and Pubco are under no obligation and may not be able to satisfy.  Consultant acknowledges that no market now exists for the common stock of the Company, and a very limited public market now exists for the common stock of Pubco, and that the Company has made no assurances that a public market will ever exist for the common stock of Pubco or the Company.

5.6 Unless the Securities being issued to the Consultant pursuant to this Agreement are registered under the Securities Act, all certificates representing securities issued pursuant to this Agreement shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE 'SECURITIES ACT') OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

and/or such other legend or legends as the Company and/or Pubco and their counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Securities have been placed with the Company's transfer agent

6.             Independent Contractor.  It is expressly agreed that Consultant is acting as an independent contractor in performing its services hereunder, and this Agreement is not intended to, nor does it create, an employer-employee relationship nor shall it be construed as creating any joint venture or partnership between the Company and Consultant.  Consultant shall be responsible for all applicable federal, state and other taxes related to Consultant’s consulting fee and the Company shall not withhold or pay any such taxes on behalf of Consultant, including without limitation social security, federal, state and other local income taxes.  Since Consultant is acting solely as an independent contractor under this Agreement, Consultant shall not be entitled to insurance or other benefits normally provided by Company to its employees.  Consultant shall be relying upon the Company to supply accurate data and information without independent verification.

7.             Assignment.  The Company is entering into this Agreement in reliance upon and in consideration of the skills and qualifications of Consultant.  Consultant may not assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the Company, which consent may be withheld for any reason.

8.             Disclaimer of Responsibility for Acts of Company.  The obligations of the Consultant described in this Agreement consist solely of the Services to Company.  In no event shall Consultant be required by this Agreement to act as the agent of Company or otherwise to represent or make decisions for Company.  All final decisions with respect to acts of Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of the Company or such affiliates and Consultant shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

9.              Indemnity.  Each party agrees to indemnify, defend and hold the other party (and its directors, officers, employees and agents) harmless against any and all claims, loss, cost, liability, or expense (including, without limitation, reasonable attorneys’ fees and costs) incurred, sustained and/or paid by such other party arising out of (a) any breach by such party of any of its representations, warranties or covenants made under or in connection with this Agreement, or (b) the gross negligence or willful misconduct of such party in its performance under this Agreement.

10.           Confidentiality.  Confidential Information.   In consideration of the compensation and benefits to be paid or provided to the Consultant by the Company under this Agreement, the Consultant, Maxim Serezhin, and Andrey Zouev each covenants as follows:

(a)           Confidentiality.

(i)           During and following the Consulting Period, the Consultant, Maxim Serezhin, and Andrey Zouev will each hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement.

(ii)           Any trade secrets of the Company will be entitled to all of the protections and benefits under any applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Consultant, Maxim Serezhin, and Andrey Zouev each hereby waive any requirement that the Company submits proof of the economic value of any trade secret or posts a bond or other security.

(iii)           None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Consultant, Maxim Serezhin, and Andrey Zouev demonstrate was or became generally available to the public other than as a result of a disclosure by the Consultant, Maxim Serezhin, and/or Andrey Zouev.

(iv)           The Consultant, Maxim Serezhin, and Andrey Zouev will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of the Consultant's duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Consultant, Maxim Serezhin, and Andrey Zouev each recognize that, as between the Company and them, all of the Proprietary Items, whether or not developed by the Consultant, Maxim Serezhin, or Andrey Zouev, are the exclusive property of the Company. Upon termination of this Agreement by either the Company or Consultant or upon the request of the Company, the Consultant, Maxim Serezhin and Andrey Zouev will return to the Company all of the Proprietary Items in their possession or subject to the their control, and they shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b)           Consultant Inventions.  Each Consultant Invention will belong exclusively to the Company.  The Consultant, Maxim Serezhin, and Andrey Zouev each acknowledge that all of the Consultant's writing, works of authorship, and other Consultant Inventions made during the term of this Agreement are works made for hire and the property of the Company, including any copyrights, patents, or other intellectual property rights pertaining thereto.  If it is determined that any such works are not works made for hire, the Consultant, Maxim Serezhin, and Andrey Zouev hereby assign to the Company all of the their respective rights, title, and interests, including all rights of copyright, patent, and other intellectual property rights, to or in such Consultant Inventions.  The Consultant, Maxim Serezhin, and Andrey Zouev covenants that it or he, as the case may be, will promptly:

(i)           disclose to the Company in writing any Consultant Invention;

(ii)           assign to the Company or to a party designated by the Company, at the Company’s request and without additional compensation, all of the Consultant's right to the Consultant Invention for the United States and all foreign jurisdictions;

(iii)           execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Consultant Invention in the United States and any foreign jurisdictions;

(iv)           sign all other papers necessary to carry out the above obligations; and

(v)           give testimony and render any other assistance in support of the Company's rights to any Consultant Invention.

(c)           Disputes or Controversies.  The Consultant, Maxim Serezhin, and Andrey Zouev each recognize that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, the Consultant, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

(d)           Definitions.

(a) For the purposes of this Section, "Confidential Information" shall mean any and all:

(i)           trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae), compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented, that is a trade secret;

(ii)           information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(iii)           notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

(b)   For the purposes of this Section, "Consultant Invention" shall mean any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Consultant , Maxim Serezhin, and/or Andrey Zouev either solely or in conjunction with others, during the Consulting Period, or a period that includes a portion of the Consulting Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Company, and any such item created by the Consultant,  Maxim Serezhin, and/ or Andrey Zouev either solely or in conjunction with others that is based upon or uses Confidential Information.

(e)         Publication and Release of Information: Consultant, Maxim Serezhin, and Andrey Zouev shall not disseminate, publish or publicly release any press release or other document regarding the Company that has not been approved in advance by the Company in writing.

11.           Company Information.  The Consultant is not entitled to receive or be privileged to any information regarding the Company or the Company’s business unless it directly and materially relates to the Services he is providing at the time.

12.           Release. Consultant, Maxim Serezhin, and Andrey Zouev each hereby fully and forever waives, releases, acquits and discharges Company and its successors, agents and assigns and all others acting by, through or in concert with it (collectively, the “Released Parties”), from any and all claims, liabilities, obligations, payments, causes of action, rights, damages, debts, penalties, forfeitures, judgments, costs (including attorney’s fees), or executions of any nature whatsoever, whether known or unknown, that now exist, may arise from, relate to or by virtue or by virtue of any matter, cause, event or thing arising from the beginning of the world to the date of this Agreement, and any unasserted claims which Consultant, Maxim Serezhin, and Andrey Zouev, as applicable, may possess against the Released Parties.

13.           Complete Agreement.  This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Company and the Consultant with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

14.           Amendment.  No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of both parties to this Agreement.

15.           Waiver.  Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance.  A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.

16.           Notices.  All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, facsimile transmission or by over night courier, addressed to the party at the address set forth in the introductory paragraph of this Agreement and, in the case of  the Company, with a copy to Marc Ross, Esq., Sichenzia Ross Friedman Ference LLP 61 Broadway, New York, New York 10006, (212) 930-9725 (fax).  Any Notice shall be effective when sent. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

17.           Severability.  In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

18.           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Any attempt by either party to assign any rights, duties or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

19.           Governing Law This Agreement shall be interpreted and performed in accordance with the laws of the State of New York, and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of New York shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the State of New York.  The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury.

20.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

21.           Headings.  The section headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties execute this Agreement as of the date first above written.

Company:

SAHARA MEDIA, INC.

By:	/s/ Philmore Anderson IV
Name: Philmore Anderson IV
Title: President and Chief Executive Officer

Consultant:

Aurelian Investments, LLC

By:	/s/ Maxim Serezhim
BY: Maxim Serezhin, Managing Partner

Solely with respect to Section 10 and Section 12:

/s/ Maxim Serezhin

Solely with respect to Section 10 and Section 12:

/s/ Andrey Zouev
Andrey Zouev